As filed with the Securities and Exchange Commission on June 4, 2020
Registration No. 333-186958

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COLUMBIA SPORTSWEAR COMPANY
(Exact name of registrant as specified in its charter)

Oregon	93-0498284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14375 Northwest Science Park Drive Portland, Oregon	97229
(Address of principal executive offices)	(Zip code)

Columbia Sportswear Company 1997 Stock Incentive Plan, as Amended
Columbia Sportswear Company 2020 Stock Incentive Plan
(Full title of the plan)

Peter J. Bragdon
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Columbia Sportswear Company
14375 NW Science Park Drive
Portland, Oregon 97229
(Name and address of agent for service)
503-985-4000
(Telephone number, including area code, of agent for service)
Copy to:
John R. Thomas
Perkins Coie LLP
1120 NW Couch Street, Tenth Floor
Portland, Oregon 97209-4128
503-727-2000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Columbia Sportswear Company (the “Registrant”) previously filed its Registration Statement on Form S-8 (File No. 333-186958) with the Securities and Exchange Commission (the “Commission”) on February 28, 2013 (the “Prior Registration Statement”) with respect to 1.5 million shares of the Registrant’s common stock (the “Company Common Stock”) reserved for issuance pursuant to awards granted under the 1997 Stock Incentive Plan (the “1997 Plan”).

On June 3, 2020 (the “Effective Date”), the Registrant’s shareholders approved the Registrant’s 2020 Stock Incentive Plan (the “2020 Plan”). The total number of shares of Company Common Stock that may be granted under the 2020 Plan includes, in addition to 3,000,000 new shares of Company Common Stock (registered concurrently on a new registration statement on Form S-8), (i) any shares of the Company Common Stock previously authorized for issuance under the Company’s 1997 Plan that as of the Effective Date of the 2020 Plan are available for issuance, and not issued or subject to outstanding awards, and (ii) any shares of Company Common Stock subject to outstanding awards under the 1997 Plan on the Effective Date that cease to be subject to such awards following the Effective Date (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), which shall cease to be set aside or reserved for issuance pursuant to the 1997 Plan, effective on the date upon which they cease to be so subject to such awards, and shall instead be set aside and reserved for issuance pursuant to the 2020 Plan, up to an aggregate maximum of 1.5 million shares pursuant to clauses (i) and (ii) (the “Rollover Shares”).

The Registrant is filing this Post-Effective Amendment No. 1 to the Prior Registration Statement (the “Amendment”) pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to reflect that the Rollover Shares available for issuance under the Prior Registration Statement may be issued under the 2020 Plan.

Except to the extent specified herein, the Prior Registration Statement as previously filed is not amended or otherwise affected by the Amendment. No additional securities are being registered by the Amendment.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (including the portions of the Registrant’s definitive proxy statement for the Registrant’s 2020 Annual Meeting of Shareholders incorporated by reference therein);
(b)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;
(c)The Registrant’s Current Reports on Form 8-K filed with the Commission on January 23, 2020, April 1, 2020, and April 16, 2020, in each case solely to the extent filed and not furnished; and
(d)The description of the Registrant’s Common Stock contained in Exhibit 4.2 of the Registrant’s Annual Report on Form 10-K filed on February 27, 2020, including any amendments or reports filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
None.
Item 6. Indemnification of Directors and Officers.
Section 60.394 of the Oregon Business Corporation Act (the “OBCA”) provides that unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Section 60.407 of the OBCA provides that unless limited by its articles of incorporation, an officer of the corporation is entitled to mandatory indemnification under Section 60.394 to the same extent as a director.
Section 60.391 of the OBCA authorizes a corporation to indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (a) the conduct of the individual was in good faith; (b) the individual reasonably believed that the individual’s conduct was in the best interests of the corporation, or at least not opposed to its best interests; and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of (b) above. Furthermore, the termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described herein. Indemnification permitted under Section 60.391 of the OBCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. Indemnification is not permitted under Section 60.391 (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) in connection with any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Section 60.407 of the OBCA provides that unless limited by its articles of incorporation, the corporation may indemnify an officer of the corporation under ORS Section 60.391 to the same extent as to a director.
Article IV of the Registrant’s Third Restated Articles of Incorporation, as amended (the “Articles”) provides that we shall indemnify to the fullest extent not prohibited by law any current or former director who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. Our Articles also provide that we shall pay for or reimburse the reasonable expenses incurred by such current or former director in any proceeding, in advance of the final disposition of the proceeding if the director sets forth in writing: (i) the person’s good faith belief that such person is entitled to be indemnified by the corporation under the Articles; and (ii) an undertaking to repay all advances if it is ultimately determined that such person is not entitled to be indemnified under the Articles. No amendment to the Articles that limits the Registrant’s obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of effective date of the amendment or the date notice of the amendment is given to the person.
In addition, Section 60.411 of the OBCA provides that a corporation (i) may purchase and maintain insurance on behalf of an individual against liability asserted against or incurred by the individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and (ii) may purchase and maintain the insurance even if the corporation has no power to indemnify the individual against the same liability under Section 60.391 or Section 60.394. We maintain insurance for the protection of our directors and officers against any liability asserted against such individuals in their official capacities.
In addition to the indemnification provided for in our Articles, we have entered into, and intend to enter into in the future, indemnification agreements with each of our directors and executive officers pursuant to which we have agreed to indemnify each director or executive officer to the maximum extent available under the OBCA, provided that the board of directors determines that the director seeking indemnification has met the applicable standards of conduct. The rights of indemnification described in our Articles are not exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the board of directors, vote of the shareholders or other document or arrangement.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Exhibit Name

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

5.2
Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered (incorporated by reference to exhibit 5.1 to the Registrant’s Registration Statement on Form S-8 filed on February 28, 2013) (File No. 333-186958)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Columbia Sportswear Company 1997 Stock Incentive Plan, as amended (incorporated by reference to exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017) (File No. 000-23939)

99.2
Columbia Sportswear Company 2020 Stock Incentive Plan (incorporated by reference to exhibit 99.1 to the Registrant’s Registration Statement on Form S-8, filed with the Commission on June 4, 2020) (File No. 333-238935)

Item 9. Undertakings.
A.The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(a)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(b)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on June 4, 2020.
Columbia Sportswear Company

/s/ JIM A. SWANSON
By: Jim A. Swanson
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated below on June 4, 2020.

	Signatures	Title	Date

/s/	TIMOTHY P. BOYLE	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 4, 2020
Timothy P. Boyle

/s/	JIM A. SWANSON	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 4, 2020
Jim A. Swanson

/s/	STEPHEN E. BABSON	Director	June 4, 2020
Stephen E. Babson

/s/	ANDY D. BRYANT	Director	June 4, 2020
Andy D. Bryant

/s/	WALTER T. KLENZ	Director	June 4, 2020
Walter T. Klenz

/s/	KEVIN MANSELL	Director	June 4, 2020
Kevin Mansell

/s/	RONALD E. NELSON	Director	June 4, 2020
Ronald E. Nelson

/s/	SABRINA L. SIMMONS	Director	June 4, 2020
Sabrina L. Simmons

/s/	MALIA H. WASSON	Director	June 4, 2020
Malia H. Wasson